Exhibit 10.1

TYCO INTERNATIONAL (US) INC.

CHANGE IN CONTROL SEVERANCE PLAN FOR CERTAIN

U.S. OFFICERS AND EXECUTIVES

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ARTICLE I

BACKGROUND, PURPOSE AND TERM OF PLAN

Section 1.01         Purpose of the Plan.    The purpose of the Plan is to provide Eligible Employees with certain compensation and benefits as set forth in the Plan in the event the Eligible Employee’s employment with the Company or a Subsidiary is terminated due to a Change in Control Termination.  The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA.  Rather, this Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, section 2510.3-2(b).  Accordingly, the benefits paid by the Plan are not deferred compensation and no employee shall have a vested right to such benefits.

Section 1.02         Term of the Plan.    The Plan shall generally be effective as of the Effective Date, but subject to amendment from time to time in accordance with Section 8.01.  The Plan shall continue until terminated pursuant to Article VIII of the Plan.

ARTICLE II

DEFINITIONS

Section 2.01         “Annual Bonus”  shall mean 100% of the Participant’s target annual bonus.

Section 2.02         “Base Salary”  shall mean the annual base salary in effect as of the Participant’s Termination Date.

Section 2.03         “Board”  shall mean the Board of Directors of the Company, or any successor thereto, or a committee thereof specifically designated for purposes of making determinations hereunder.

Section 2.04         “Cause”  shall mean (i) a material violation of any fiduciary duty owed to the Company, (ii) conviction of, or entry of a plea of nolo contendere with respect to, a felony or misdemeanor, (iii) dishonesty, (iv) theft, or (v) other egregious conduct, that is likely to have a materially detrimental impact on the Company and its employees.  Whether an Eligible Employee’s termination is as a result of Cause shall be determined in the discretion of the Plan Administrator.

Section 2.05         “Change in Control”  shall mean any of the following events:

                                (i)            any “person” (as defined in Section 13(d) and 14(d) of the Exchange Act, excluding for this purpose, (i) the Company or any subsidiary company (wherever incorporated) of the Company as defined by Section 86 of the Companies Act 1981 of Bermuda, as amended or (ii) any employee benefit plan of the Company or any such subsidiary company (or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan that acquires beneficial ownership of voting securities of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company representing more than 30 percent of the combined voting power of the Company’s then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company;

                                (ii)           persons who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason (including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction) to constitute at least a majority thereof, provided that any person becoming a Director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least 50 percent of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened proxy contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director;

                (iii)          consummation of a reorganization, merger or consolidation or sale or other disposition of at least 80 percent of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own directly or indirectly more than 50 percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiary companies (wherever incorporated) of the Company as defined by Section 86 of the Companies Act 1981 of Bermuda, as amended) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or

                                (iv)          approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Section 2.06         “Change in Control Termination”  shall mean a Participant’s Involuntary Termination or Good Reason Resignation that occurs during the period beginning 60 days prior to the date of a Change in Control and ending two years after the date of such Change in Control.

Section 2.07         “COBRA”  shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Section 2.08         “Code”  shall mean the Internal Revenue Code of 1986, as amended.

Section 2.09         “Committee”  shall mean the Compensation and Human Resources Committee of the Board or such other committee appointed by the Board to assist the Company in making determinations required under the Plan in accordance with its terms.  The “Committee” may delegate its authority under the Plan to an individual or another committee.

Section 2.10         “Company”  shall mean Tyco International Ltd.  Unless it is otherwise clear from the context, Company shall generally include participating Subsidiaries.

Section 2.11         “Effective Date”  shall mean January 1, 2005.

Section 2.12         “Eligible Employee”  shall mean an Employee who is an Officer, a Segment President or a Corporate Vice-President who is in Career Band 1 or 2. If there is any question as to whether an Employee is deemed an Eligible Employee for purposes of the Plan, the Plan Administrator shall make the determination.

Section 2.13         “Employee”  shall mean an individual employed by an Employer as a common law employee on the United States payroll of Tyco International Ltd. or a Subsidiary, and shall not include any person working for the Company through a temporary service or on a leased basis or who is hired by the Company as an independent contractor, consultant, or otherwise as a person who is not an employee for purposes of withholding federal employment taxes, as evidenced by payroll records or a written agreement with the individual, regardless of any contrary governmental or judicial determination or holding relating to such status or tax withholding.

Section 2.14         “Employer”  shall mean the Company or any Subsidiary with respect to which this Plan has been adopted.

Section 2.15         “ERISA”  shall mean the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder.

Section 2.16         “Exchange Act”  shall mean the Securities Exchange Act of 1934, as amended.

Section 2.17         “Executive Severance Plan”  shall mean the Tyco International (US) Inc. Severance Plan for U.S. Officers and Executives, which plan is superseded by this Plan in the event of any Participant’s Change in Control Termination.

Section 2.18         “Good Reason Resignation”  shall mean any retirement or termination of employment by a Participant that is not initiated by the Company or any Subsidiary and that is caused by any one or more of the following events which occurs during the period beginning 60 days prior to the date of a Change in Control and ending two years after the date of such Change in Control:

                                (1)  Without the Participant’s written consent, the Company (a) assigns or causes to be assigned to the Participant any duties inconsistent in any material respect with his or her position as in effect immediately prior to the Change in Control, (b) makes or causes to be made any material adverse change in the Participant’s position (including titles and reporting relationships and level), authority, duties or responsibilities, or (c) takes or causes to be taken any other action which, in the reasonable judgment of the Participant, would cause him or her to violate his or her ethical or professional obligations (after written notice of such judgment has been provided by the Participant to the Committee and the Company has been given a 15-day period within which to cure such action), or which results in a significant diminution in such position, authority, duties or responsibilities;

                                (2)  Without the Participant’s written consent, the Participant’s being required to relocate to a principal place of employment more than sixty (60) miles from his or her existing principal place of employment;

                                (3)  Without the Participant’s written consent, the Company  (a) reduces the Participant’s Base Salary or Annual Bonus, or  (b) reduces the Participant’s retirement, welfare, stock incentive, perquisite and other benefits, taken as a whole; or

                                (4)  The Company fails to obtain a satisfactory agreement from any Successor to assume and agree to perform the Company’s obligations to the Participant under this Plan, as contemplated in Section 11.03 herein.

provided, that if the Participant remains in employment for more than one hundred and eighty (180) days following the occurrence of (or, if later, the Participant’s gaining knowledge of) any event set forth above, any subsequent retirement or termination of employment by a Participant that is not initiated by the Company or any Subsidiary shall not constitute a Good Reason Resignation. Whether a Participant’s termination is as a result of a Good Reason Resignation shall be determined in the discretion of the Plan Administrator.

Section 2.19         “Involuntary Termination”  shall mean a termination of the Participant initiated by the Company or a Subsidiary for any reason other than Cause, Permanent Disability or death, as provided under and subject to the conditions of Article III.

Section 2.20         “Notice Pay”  shall mean the amounts that a Participant is eligible to receive pursuant to Article IV of the Plan.

Section 2.21         “Officer”  shall mean any individual who is an officer of an Employer, and who is considered an officer for purposes of Rule 16a-1(f) as promulgated under the Exchange Act immediately before the Change in Control.

Section 2.22         “Participant”  shall mean any Eligible Employee who meets the requirements of Article III and thereby becomes eligible for salary continuation and other benefits under the Plan.

Section 2.23         “Permanent Disability”  shall mean that an Employee has a permanent and total incapacity from engaging in any employment for the Employer for physical or mental reasons.  A “Permanent Disability” shall be deemed to exist if the Employee meets the requirements for disability benefits under the Employer’s long-term disability plan or under the requirements for disability benefits under the Social Security law (or similar law outside the United States, if the Employee is employed in that jurisdiction) then in effect, or if the Employee is designated with an inactive employment status at the end of a disability or medical leave.

Section 2.24         “Plan”  means the Tyco International (US) Inc. Change in Control Severance Plan for Certain U.S. Officers and Executives as set forth herein, and as the same may from time to time be amended.

Section 2.25         “Plan Administrator”  shall mean, for the period prior to a Potential Change in Control, the individual(s) appointed by the Committee to administer the terms of the Plan as set forth herein and if no individual is appointed by the Committee to serve as the Plan Administrator for the Plan, the Plan Administrator shall be the Senior Vice President — Human Resources, Tyco International (US) Inc. (or the equivalent).  In the event of the occurrence of a Potential Change in Control, the Senior Vice-President, Human Resources — Tyco International (US) Inc. (or the equivalent) shall appoint a person or entity independent of the Company and any person operating under the Company’s control or on its behalf to serve as Plan Administrator (and such person or entity shall be the Plan Administrator for all purposes after such appointment), and such appointment shall take effect and become irrevocable as of the date of said appointment (provided that such appointment shall be revocable if a Change in Control does not occur and the Potential Change in Control expires in accordance with Section 2.26(y)).  For periods prior to a Potential Change in Control, the Plan Administrator may delegate all or any portion of its authority under the Plan to any other person(s).

Section 2.26         “Potential Change in Control” shall mean the occurrence and continuation of any of the following: (a) any “person” (as defined in Section 13(d) and 14(d) of the Exchange

Act), excluding for this purpose, (i) the Company or any subsidiary company (wherever incorporated) of the Company as defined by Section 86 of the Companies Act 1981 of Bermuda, as amended or (ii) any employee benefit plan of the Company or any such subsidiary company (or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan that acquires beneficial ownership of voting securities of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company representing more than 5 percent of the combined voting power of the Company’s then outstanding securities unless such Person has reported or is required to report such ownership on Schedule 13G under the Exchange Act (or any comparable or successor report) or on Schedule 13D under the Exchange Act (or any comparable or successor report), which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such Schedule (other than the disposition of the common stock) so long as such Person neither reports nor is required to report such ownership other than as described in this paragraph; provided, however, that a Potential Change in Control will not be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company, (b) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control, (c) any “person” (as defined in subsection(a)) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute or result in a Change in Control, (d) any person ( as defined in subsection (a)) commences a solicitation (as defined in Rule 14a-1 of the Exchange Act) of proxies or consents that has the purpose of effecting or would (if successful) result in a Change in Control, (e) a tender or exchange offer for at least 30% of the outstanding voting securities of the Company, made by a “person” (as defined in subsection (a)), is first published or sent or given (within the meaning of Rule 14d-2(a) of the Exchange Act), or (f) the Board adopts a resolution to the effect that, for purposes of the Plan, a Potential Change in Control has occurred.  The Potential Change in Control shall be deemed in effect until the earlier of (x) the occurrence of a Change in Control, or (y) the adoption by the Board of a resolution stating that, for purposes of the Plan, the Potential Change in Control has expired.

Section 2.27         “Release”  shall mean the Separation of Employment Agreement and General Release, as provided by the Company.

Section 2.28         “Segment President”  shall mean an Officer who is not employed by the corporate office, but who is a president of one of the Company’s business segments.

Section 2.29         “Service”  shall mean the total number of years and completed months the Participant was an Employee of the Company.  Service with any predecessor employer or with a Subsidiary prior to the Subsidiary’s becoming part of the Company shall be recognized only to the extent specified in the merger or acquisition documentation relating to the Subsidiary or other applicable governing documents.  Periods of authorized leave of absence, such as military leave, will be included in Service only to the extent required by applicable law.  Any period of employment with the Company, a Subsidiary, or a predecessor employer for which an Eligible Employee previously received severance benefits, shall be excluded from Service.

Section 2.30         “Severance Benefit”  shall mean the salary and bonus replacement amounts and other benefits that a Participant is eligible to receive pursuant to Article IV of the Plan.

Section 2.31         “Severance Period”  shall mean the period for which a Participant is entitled to receive Severance Benefits under this Plan, as follows: Corporate Officers - 36 months; Segment Presidents - 24 months; and Corporate Vice Presidents - 18 months.

Section 2.32         “Subsidiary”  shall mean (i) a subsidiary company (wherever incorporated) as defined by section 86 of the Companies Act 1981 of Bermuda (as amended), (ii) any separately organized business unit, whether or not incorporated, of the Company, and (iii) any employer that is required to be aggregated with the Company pursuant to section 414 of the Internal Revenue Code of 1986, as amended, and regulations issued thereunder.

Section 2.33         “Successor”  shall mean any other corporation or unincorporated entity or group of corporations or unincorporated entities which acquires ownership, directly or indirectly, through merger, consolidation, purchase or otherwise, of all or substantially all of the assets of the Company.

Section 2.34         “Termination Date” shall mean the date on which the active employment of the Participant by the Company or a Subsidiary is severed by reason of an Involuntary Termination or a Good Reason Resignation.

Section 2.35         “Voluntary Resignation”  shall mean any retirement or termination of employment that is not initiated by the Company or any Subsidiary other than a Good Reason Resignation.

ARTICLE III

PARTICIPATION AND ELIGIBILITY FOR BENEFITS

Section 3.01         Participation.  Each Eligible Employee in the Plan who incurs a Change in Control Termination and who satisfies the conditions of Section 3.02 shall be eligible to receive the Severance Benefits described in the Plan, subject however, to the application of the non-duplication provisions of Section 4.05.

Section 3.02         Conditions.

(a)           Eligibility for any Severance Benefits is expressly conditioned on (i) execution by the Participant of a Release in the form provided by the Company; (ii) compliance by the Participant with all the terms and conditions of such Release; (iii) the Participant’s written agreement to the confidentiality  and non-disparagement provisions in Article VI during and after the Participant’s employment with the Company; and (iv) execution of a written agreement that authorizes the deduction of amounts owed to the Company prior to the payment of any Severance Benefit (or in accordance with any other schedule as is agreed between the Participant and the Company).  If the Plan Administrator determines that the Participant has not fully complied with any of the terms of the Release, the Plan Administrator may withhold Severance Benefits not yet in pay status or discontinue the payment of the Participant’s Severance Benefit and may require the Participant, by providing written notice of such repayment obligation to the Participant, to repay any portion of the Severance Benefit already received under the Plan.  If the Plan Administrator notifies a Participant that repayment of all or any portion of the Severance Benefit received under the Plan is required, such amounts shall be repaid within thirty (30) calendar days of the date the written notice is sent, provided, however, that if the Participant files an appeal of such determination under the claims procedures described in Article X, then such repayment obligation shall be suspended pending the outcome of the appeals procedure.  Any remedy under this subsection (a) shall be in addition to, and not in place of, any other remedy, including injunctive relief, that the Company may have.

(b)           An Eligible Employee will not be eligible to receive severance benefits under any of the following circumstances:

(i)            The Eligible Employee’s Voluntary Resignation;

(ii)           The Eligible Employee resigns employment (other than a Good Reason Resignation) before the job-end date mutually agreed to in writing between the Participant and the Employer, including any extension thereto as is mutually agreed to in writing between the parties;

(iii)          The Eligible Employee’s employment is terminated for Cause;

(iv)          The Eligible Employee’s employment is terminated due to the Eligible Employee’s death or Permanent Disability;

(v)           The Eligible Employee does not return to work within the period prescribed by law  (or if there is no such period prescribed by law, then within a reasonable period as is determined by the Plan Administrator) following  an approved leave of absence,  unless such period is extended by mutual written agreement of the parties; or

(vi)          The Eligible Employee’s employment with the Employer terminates as a result of a Change in Control and the Eligible Employee accepts employment, or has the opportunity to continue employment, with a Successor (other than under terms and conditions which would permit a Good Reason Resignation).

(c)           The Plan Administrator has the discretion to make initial determinations regarding an Eligible Employee’s eligibility to receive Severance Benefits hereunder.

(d)           An Eligible Employee returning from approved military leave during the period beginning 60 days before a Change in Control and ending two years after a Change in Control will be eligible for Severance Benefits if: (i) he/she is eligible for reemployment under the provisions of the Uniformed Services Employment and Reemployment Rights Act (USERRA); (ii) his/her pre-military leave job is eliminated; and (iii) the Employer’s circumstances are changed so as to make reemployment in another position impossible or unreasonable, or re-employment would create an undue hardship for the Employer.  If the Eligible Employee returning from military leave qualifies for Severance Benefits, his/her severance benefits will be calculated as if he/she had remained continuously employed from the date he/she began his/her military leave.  The Eligible Employee must also satisfy any other relevant conditions for payment, including execution of a Release.

ARTICLE IV

DETERMINATION OF SEVERANCE BENEFITS

Section 4.01         Amount of Severance Benefits Upon Involuntary Termination and Good Reason Resignation . The Severance Benefits to be provided to an Eligible Employee who incurs a Change in Control Termination and is determined to be eligible for Severance Benefits shall be as follows:

(a)           Notice Pay.  Except for Officers, each Eligible Employee who meets the eligibility requirements for a Severance Benefit under Section 3.01 shall receive 30 calendar days notice as a Notice Period.  In the event that the Company determines that a Participant’s last day of work shall be prior to the end of his or her Notice Period, such Employee shall be entitled to pay in lieu of notice for the balance of such Notice Period.  Notice Pay paid to an Eligible Employee shall be in addition to, and not offset against, the Severance Benefits the Participant may be entitled to receive under this Article IV.  An Eligible Employee who does not sign, or who revokes his or her signature on, a Release shall only be eligible for Notice Pay.  Unless otherwise permitted by the applicable plan documents or laws, an Eligible Employee will not be eligible to apply for short-term disability, long-term disability and/or workers’ compensation anytime after the Eligible Employee’s last active day at work.

(b)           Salary Replacement Benefits.  Salary Replacement Benefits shall be provided to the Participant in an amount as set forth in Schedule A appended to the Plan.

(c)           Bonus.

(i)            The Participant shall receive a cash payment equal to his or her pro rated annual bonus (based on the number of full months completed from the beginning of the fiscal year through the Termination Date) for the year in which Participant’s Termination Date occurs, pursuant to the terms set forth in the applicable incentive plans; provided, however, that to the extent that a bonus payment for such period is paid as a result of a Change in Control under the terms of such other incentive plan, then the amount otherwise payable under this Section 4(c) will be offset by the payment made under such other incentive plan .

(ii)           The Participant shall also receive a cash payment equal to his or her Annual Bonus in an amount as set forth in Schedule A appended to the Plan.

(d)           Medical and Dental Benefits.  The Participant shall continue to be eligible to participate in the medical and dental coverage in effect at the date of his or her termination (or generally comparable coverage) for himself or herself and, where applicable, his or her spouse or domestic partner and dependents, as the same may be changed from time to time for employees of the Company generally, as if Participant had continued in employment during the Severance Period (the “COBRA Continuation Coverage Period”).  The Participant shall be responsible for the payment of the employee portion of the medical and dental contributions that are required during the Severance Period and such contributions shall be made within the time period and in the amounts that other employees are required to pay to the Company for similar coverage.  The Participant’s failure to pay the applicable contributions shall result in the cessation of the applicable medical and dental coverage for the Participant and his or her spouse or domestic partner and dependents.  Notwithstanding any other provision of this Plan to the contrary, in the event that a Participant commences employment with another company at any time during the Severance Period, the Participant may cease receiving coverage under the Company’s medical and dental plans.  Within thirty(30) days of Participant’s commencement of employment with another company, Participant shall provide the Company written notice of such employment and provide information to the Company regarding the medical and dental benefits provided to Participant by his or her new employer.  The COBRA Continuation Coverage Period under section 4980B of the Code shall run concurrently with the Severance Period.

(e)           Stock Options.  All stock options held by the Participant as of his or her Termination Date that were granted prior to the Change in Control and that are not already vested and exercisable as of such date shall become vested and exercisable on the Termination Date.  All outstanding stock options held by Participant that were granted prior to the Change in Control and that are vested and exercisable as of the Termination Date and all stock options held by the Participant that become vested and exercisable under the preceding sentence shall be exercisable for the greater of (i) the period set forth in Participant’s option agreement covering such options, or (ii) twelve (12) months from the Termination Date.  In no event, however, shall an option be exercisable beyond its original expiration date.

(f)            Restricted Stock.  All unvested restricted stock and restricted stock units held by the Participant as of his or her Termination Date that were granted prior to the Change in Control and that are subject solely to time-vesting requirements shall accelerate and become immediately vested as of the Termination Date.  All unvested restricted stock and restricted stock units held by the Participant as of his or her Termination Date that were granted prior to the Change in Control and that are subject to performance-based vesting provisions shall accelerate and become vested if and to the extent that the plan administrator responsible for the administration of such awards determines in its sole discretion that the applicable performance vesting requirements have been or will be attained, or would have been attained during the Severance Period in the ordinary course but for the Change in Control and the Participant’s Change in Control Termination.

(g)           Outplacement Services.  The Company will  pay the cost of outplacement services for the Participant for a period of twelve (12) months from Participant’s Termination Date.  The Company shall pay the cost of outplacement services at either (i) the outplacement agency that the Company regularly uses for such purpose, or (ii)  the outplacement agency selected by the Participant, provided that the Company will be responsible to pay no more than the cost that would have been incurred had the Participant used the outplacement agency that the Company regularly uses for such purpose.

(h)           Cash in Lieu of Benefit.  In the event that provision of any of the benefits in (d) above would adversely affect the tax status of the applicable plan or benefits, the Company, in its sole discretion, may elect to pay to the Participant cash in lieu of such coverage in an amount equal to the Company’s premium or average cost of providing such coverage.

(i)            Application of Other Plan Provisions.  If any applicable equity compensation or incentive plan or grant instrument, without regard to (c), (e) or (f) above, provides the Participant the right to accelerated vesting or payment of cash incentive awards,  stock options, restricted stock, restricted stock units or incentive awards, and/or an extension of the otherwise applicable option exercise period, in the case of termination of employment following a Change in Control, then the Participant’s right to accelerated payment, vesting or extension of the option exercise period shall be determined by whichever of the plan, grant instrument or the provisions of (c), (e) or (f) above provides the most favorable vesting or exercise rights for the Participant in such event.

Section 4.02         Voluntary Resignation; Termination Due to Death or Permanent Disability.  If the Eligible Employee’s employment terminates on account of (i) the Eligible Employee’s Voluntary Resignation, (ii) death, or (iii) Permanent Disability, then the Eligible Employee shall not be entitled to receive Severance Benefits under this Plan and shall be entitled only to those benefits (if any) as may be available under the Company’s then-existing benefit plans and policies at the time of such termination.

Section 4.03         Termination for Cause.  (a)  If any Eligible Employee’s employment terminates on account of termination by the Company for Cause, the Eligible Employee shall not be entitled to receive Severance Benefits under this Plan and shall be entitled only to those benefits that are legally required to be provided to the Eligible Employee.  Notwithstanding any other provision of the Plan to the contrary, if the Committee or the Plan Administrator determines that an Eligible Employee has engaged in conduct that constitutes Cause at any time prior to the Eligible Employee’s Termination Date, any Severance Benefit payable to the Eligible Employee under Section 4.01 of the Plan shall immediately cease, and the Eligible Employee shall be required to return any Severance Benefits paid to the Eligible Employee prior to such determination.  The Company may withhold paying Severance Benefits under the Plan pending resolution of any good faith inquiry that is likely to lead to a finding resulting in Cause.  If the Company has offset other payments owed to the Eligible Employee under any other plan or program, it may, in its sole discretion, waive its repayment right solely with respect to the amount of the offset so credited.

(b)           Any dispute regarding a termination for Cause will be resolved by the Plan Administrator.  Such determination will be based on all of the facts and circumstances presented to the Plan Administrator by the Company.  If the Plan Administrator determines that the Eligible Employee’s termination of employment is for Cause, then the Plan Administrator will notify the Eligible Employee in writing of such determination, describing in detail the reason for such determination, including without limitation the specific conduct that constituted the basis for the determination.  The Eligible Employee shall have the right to contest the determination of the Plan Administrator in accordance with the Appeals Procedure described in Section 10.03.

Section 4.04         Reduction of Severance Benefits.  The Plan Administrator reserves the right to make deductions in accordance with applicable law for any monies owed to the Company by the Participant or the value of Company property that the Participant has retained in his/her possession.

Section 4.05         Non-Duplication of Benefits.  The Plan is intended to supersede, and not to duplicate, the provisions of the Tyco International (US) Inc. Severance Plan for U.S. Officers and Executives (“Executive Severance Plan”) in any case in which an Eligible Employee would otherwise be entitled to severance or related benefits under both this Plan and the Executive Severance Plan arising out of the Eligible Employee’s Change in Control Termination. However, the Plan is not intended to supersede any other plan, program, arrangement or agreement providing an Eligible Employee with severance or related benefits in the case of an Eligible Employee’s Change in Control Termination.  In the event that an Eligible Employee becomes entitled to receive benefits under this Plan and any such benefit duplicates a benefit that would otherwise be provided under any other plan, program, arrangement or agreement as a result of the Eligible Employee’s Change in Control Termination, then the Eligible Employee shall be entitled to receive the greater of the benefit available under the Plan, on the one hand, and the benefit available under such other plan, program, arrangement or agreement, on the other.

ARTICLE V

METHOD, DURATION AND LIMITATION OF SEVERANCE BENEFIT PAYMENTS

Section 5.01         Method of Payment.  The cash Severance Benefits to which a Participant is entitled, as determined pursuant to Section 4.01, shall be paid in a single lump sum payment.  In no event will interest be credited on the unpaid balance for which a Participant may become eligible.  Payment shall be made by mailing to the last address provided by the Participant to the Company or such other reasonable method as determined by the Plan Administrator.  In general, the payment shall be made as promptly as practicable after the Participant’s Termination Date, the execution of the Release required under Section 3.02, and the expiration of the required revocation period specified in the Release.  In no event will the payment be made later than the date that is two and one-half (2-1/2) months following the end of the calendar year in which occurs the Termination Date, unless (a) the Participant has failed to deliver the Release required under Section 3.02 or (b) such date is prior to the expiration of the required revocation period specified in the Release.  All payments of Severance Benefits are subject to applicable federal, state and local taxes and withholdings.  In the event of the Participant’s death prior to payment being made, the amount of such payment shall be paid to the Participant’s estate.

Section 5.02         Other Arrangements.  The provisions of this Plan may provide for payments to the Eligible Employee under certain compensation or bonus plans under circumstances where such plans would not otherwise provide for payment thereof.  It is the specific intention of the Company that the provisions of this Plan shall supersede any provisions to the contrary in such plans, to the extent permitted by applicable law, and such plans shall be deemed to be have been amended to correspond with this Plan without further action by the Company or the Board.

Section 5.03         Termination of Eligibility for Benefits.

(a)           All Eligible Employees shall cease to be eligible to participate in the Plan, and all Severance Benefit payments shall cease upon the occurrence of the earlier of:

(i)            Subject to Article VIII, termination or modification of the Plan; or

(ii)           Completion of payment to the Participant of the Severance Benefit for which the Participant is eligible under Article IV.

(b)           Notwithstanding anything herein to the contrary, the Company shall have the right to cease all Severance Benefit payments and to recover payments previously made to the Participant should the Participant at any time breach the Participant’s undertakings under the terms of the Plan, the Release the Participant executed to obtain the Severance Benefits under the Plan or the confidentiality and non-disparagement provisions of Article VI.

Section 5.04         Limitation on Benefits

(a)           Subject to Section 5.04(b), in the event it shall be determined that any payment or distribution by the Company or its Subsidiaries to or for the benefit of a Participant (whether paid or provided pursuant to the terms of this Plan or otherwise) (a “Payment”) would be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of the benefits provided to the Participant pursuant to the rights granted under this Plan (such benefits are hereinafter referred to as “Plan Payments”) shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Plan Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.  For purposes of this Section 5.04, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

(b)           If the Firm (as defined in Section 5.04(c)) determines that the payments to the Participant (before any reductions as described in Section 5.04(a)) on an after-tax basis (i.e., after federal, state and local income and excise taxes and federal employment taxes) would exceed the Reduced Amount on an after-tax basis (i.e., after federal, state and local income and federal employment taxes) then such payments will not be reduced as is described in Section 5.04(a).

(c)           All determinations required to be made under this Section 5.04 shall be made by a nationally recognized accounting or consulting firm selected by the Senior Vice-President, Human Resources Tyco International (US) Inc. (or the equivalent)  upon the occurrence of a Potential Change in Control (the “ Firm”), which shall provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days of the Termination Date or such earlier time as is requested by the Company.  Any such determination by the Firm shall be binding upon the Company, its successors and the Participant (subject to (e) below).  Within five (5) business days of the determination by the Firm as to the Reduced Amount, the Company shall provide to the Participant such Payments as are then due to the Participant in accordance with the rights afforded under this Plan or any other applicable plan.  If Plan Payments are to be reduced, the Participant shall determine which Plan Payments shall be reduced to comply with this Section 5.04.

(d)           The Company shall reimburse the Participant for any costs or expenses of tax counsel incurred by the Participant in connection with any audit or investigation by the Internal Revenue Service, or any state or local tax authorities, concerning the application of Code Section 280G to any Payments (provided, that the Participant retains tax counsel acceptable to the Company).  In the event that as a result of any such audit or investigation, the reduction in Plan Payments under (a) above is finally determined not to be sufficient in amount to permit the deduction by the Company of all Payments under Code Section 280G, then the Company shall pay the Participant an additional amount which shall be sufficient to put the Participant, after payment of any additional income, employment and excise taxes, interest and penalties, in substantially the same economic position as if the reduction had been sufficient.

(e)           In the event that the Firm determines that a reduction effected pursuant to (a) above was excessive in amount due to changes in relevant data or information following its original determination under (c) above (including, without limitation, any recalculation regarding the value of stock options as contemplated under Rev. Proc. 2003-68, Section 3.04), and that additional Plan Payments could have been made thereunder, the Company shall promptly make such additional payments to the Participant.

ARTICLE VI

CONFIDENTIALITY AND NON-DISPARAGEMENT

Section 6.01         Confidential Information.  The Eligible Employee agrees that he or she shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Eligible Employee’s assigned duties and for the benefit of the Company, either during the period of the Eligible Employee’s employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its Subsidiaries, affiliated companies or businesses, which shall have been obtained by the Eligible Employee during the Eligible Employee’s employment by the Company or a Subsidiary.  The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Eligible Employee; (ii) becomes known to the public subsequent to disclosure to the Eligible Employee through no wrongful act of the Eligible Employee or any representative of the Eligible Employee; or (iii) the Eligible Employee is required to disclose by applicable law, regulation or legal process (provided that the Eligible Employee provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).  Notwithstanding clauses (i) and (ii) of the preceding sentence, the Eligible Employee’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

Section 6.02         Non-Disparagement.  Each of the Eligible Employee and the Company (for purposes hereof, the Company shall mean only the executive officers and directors thereof and not any other employees) agrees not to make any statements that disparage the other party, or in the case of the Company or its Subsidiaries, their respective affiliates, employees, officers, directors, products or services.  Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 6.02.

Section 6.03         Reasonableness.  In the event the provisions of this Article VI shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

Section 6.04         Equitable Relief.

(a)           By participating in the Plan, the Eligible Employee acknowledges that the restrictions contained in this Article VI are reasonable and necessary to protect the legitimate interests of the Company, its Subsidiaries and its affiliates, that the Company would not have established this Plan in the absence of such restrictions, and that any violation of any provision of this Article will result in irreparable injury to the Company.  By agreeing to participate in the Plan, the Eligible Employee represents that his or her experience and capabilities are such that the restrictions contained in this Article VI will not prevent the Eligible Employee from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case.  The Eligible Employee further represents and acknowledges that (i) he or she has been advised by the Company to consult his or her own legal counsel in respect of this Plan, and (ii) that he or she has had full opportunity, prior to agreeing to participate in this Plan, to review thoroughly this Plan with his or her counsel.  The Company likewise acknowledges that the restrictions contained in Section 6.02 are necessary to protect the legitimate interests of the Participant, and that any violation of Section 6.02 by the Company will result in irreparable injury to the Participant.

(b)           Each party agrees that the other party shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Article VI, which rights shall be cumulative and in addition to any other rights or remedies to which such aggrieved party may be entitled.  In the event that any of the provisions of this Article VI should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.

(c)           The Eligible Employee irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this Article VI, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the District of New York, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in New York, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Participant may have to the laying of venue of any such suit, action or proceeding in any such court.  Participant also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 11.02.

Section 6.05         Survival of Provisions.  The obligations contained in this Article VI shall survive the termination of Eligible Employee’s employment with the Company or a Subsidiary and shall be fully enforceable thereafter.

ARTICLE VII

THE PLAN ADMINISTRATOR

Section 7.01         Authority and Duties.  It shall be the duty of the Plan Administrator, on the basis of information supplied to it by the Company and the Committee, to properly administer the Plan.  The Plan Administrator shall have the full power, authority and discretion to construe, interpret and administer the Plan, to make factual determinations, to correct deficiencies therein, and to supply omissions.  All decisions, actions and interpretations of the Plan Administrator shall be final, binding and conclusive upon the parties with respect to denied claims for Severance Benefits, except in those cases where such determination is subject to review by the Named Appeals Fiduciary (as defined in Section 10.04).  The Plan Administrator may adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of the Plan.

Section 7.02         Compensation of the Plan Administrator.  The Plan Administrator appointed for periods prior to a Potential Change in Control shall receive no compensation for services as such .  The Plan Administrator appointed for periods on and after a Potential Change in Control will be entitled to receive reasonable compensation as is mutually agreed upon between the parties.  All reasonable expenses of the Plan Administrator shall be paid or reimbursed by the Company upon proper documentation.  The Plan Administrator shall be indemnified by the Company against personal liability for actions taken in good faith in the discharge of the Plan Administrator’s duties.

Section 7.03         Records, Reporting and Disclosure.  The Plan Administrator shall keep a copy of all records relating to the payment of Severance Benefits to Participants and former Participants and all other records necessary for the proper operation of the Plan.  All Plan records shall be made available to the Committee, the Company and to each Participant for examination during business hours except that a Participant shall examine only such records as pertain exclusively to the examining Participant and to the Plan.  The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder (except that the Company, as payor of the Severance Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts that may be similarly reportable).

ARTICLE VIII

AMENDMENT, TERMINATION AND DURATION

Section 8.01         Amendment, Suspension and Termination.  Except as otherwise provided in this Section 8.01, the Board or its delegee shall have the right, at any time and from time to time prior to the occurrence of a Potential Change in Control (and after the Potential Change in Control has expired in accordance with Section 2.26(y)), to amend, suspend or terminate the Plan in whole or in part, for any reason or without reason, and without either the consent of or the prior notification to any Participant, by a formal written action.  After the occurrence of a Potential Change in Control, the Board or its delegee shall have the right to amend the Plan, provided however, that (a) in no event shall any amendment give the Company the right to recover any amount paid to a Participant prior to the date of such amendment or to cause the cessation of Severance Benefits already approved for a Participant who has executed a Release as required under Section 3.02 and (b) the Plan may not be amended in any manner that adversely affects any right of a Participant or Eligible Employee without the written consent of such Participant or Eligible Employee.

Section 8.02         Duration.  The Plan shall continue in full force and effect until termination of the Plan pursuant to Section 8.01; provided, however, that after the termination of the Plan, if any Participants terminated employment on account of an Involuntary Termination prior to the termination of the Plan and are still receiving Severance Benefits under the Plan, the Plan shall remain in effect until all of the obligations of the Company are satisfied with respect to such Participants.

ARTICLE IX

DUTIES OF THE COMPANY AND THE COMMITTEE

Section 9.01         Records.  The Company or a Subsidiary thereof shall supply to the Committee all records and information necessary to the performance of the Committee’s duties.

Section 9.02         Payment. Payments of Severance Benefits to Participants shall be made in such amount as determined by the Committee under Article IV, from the Company’s general assets or from a supplemental unemployment benefits trust, in accordance with the terms of the Plan, as directed by the Committee.

Section 9.03         Discretion.  Any decisions, actions or interpretations to be made under the Plan by the Board, the Committee and the Plan Administrator, acting on behalf of either, shall be made in each of their respective sole discretion, not in any fiduciary capacity and need not be uniformly applied to similarly situated individuals and such decisions, actions or interpretations shall be final, binding and conclusive upon all parties.  As a condition of participating in the Plan, the Eligible Employee acknowledges that all decisions and determinations of the Board, the Committee and the Plan Administrator taken in good faith shall be final and binding on the Eligible Employee, his or her beneficiaries and any other person having or claiming an interest under the Plan on his or her behalf.

ARTICLE X

CLAIMS PROCEDURES

Section 10.01       Claim.  Each Participant under this Plan may contest any action taken or determination made by the Company, the Board, the Committee or the Plan Administrator that affects  the rights of such Participant hereunder by completing and filing with the Plan Administrator a written request for review in the manner specified by the Plan Administrator.  No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures described in this Article X are exhausted and a final determination is made by the Plan Administrator and/or the Named Appeals Fiduciary, except in circumstances where the Participant has a reasonable basis to conclude that the pursuit of his/her claim through the claims procedure would be futile.  If the terminated Participant or interested person challenges a decision by the Plan Administrator and/or Named Appeals Fiduciary, a review by the court of law will be limited to the facts, evidence and issues presented to the Plan Administrator during the claims procedure set forth in this Article X.  Facts and evidence that become known to the terminated Participant or other interested person after having exhausted the claims procedure must be brought to the attention of the Plan Administrator for reconsideration of the claims administrator.  Issues not raised with the Plan Administrator and/or Named Appeals Fiduciary will be deemed waived.

Section 10.02       Initial Claim.  Before the date on which payment of a Severance Benefit commences, each application for benefits must be supported by such information as the Plan Administrator deems relevant and appropriate.  In the event that any claim relating to the administration of Severance Benefits is denied in whole or in part, the terminated Participant or his or her beneficiary (“claimant”) whose claim has been so denied shall be notified of such denial in writing by the Plan Administrator within thirty (30) days after the receipt of the claim for benefits.  This period may be extended an additional thirty (30) days if the Plan Administrator determines such extension is necessary and the Plan Administrator provides notice of extension to the claimant prior to the end of the initial thirty (30) day period.  The notice advising of the denial shall specify the following: (i) the reason or reasons for denial, (ii) make specific reference to the Plan provisions on which the determination was based, (iii) describe any additional material or information necessary for the claimant to perfect the claim (explaining why such material or information is needed), and (iv) describe the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.

Section 10.03       Appeals of Denied Administrative Claims.  All appeals shall be made by the following procedure:

(a)           A claimant whose claim has been denied shall file with the Plan Administrator a notice of appeal of the denial.  Such notice shall be filed within sixty (60) calendar days of notification by the Plan Administrator of the denial of a claim, shall be made in writing, and shall set forth all of the facts upon which the appeal is based.

(b)           The Named Appeals Fiduciary shall consider the merits of the claimant’s written presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Named Appeals Fiduciary shall deem relevant.

(c)           The Named Appeals Fiduciary shall render a determination upon the appealed claim which determination shall be accompanied by a written statement as to the reasons therefor.  The determination shall be made to the claimant within thirty (30) days of the claimant’s request for review, unless the Names Appeals Fiduciary determines that special circumstances requires an extension of time for processing the claim.  In such case, the Named Appeals Fiduciary shall notify the claimant of the need for an extension of time to render its decision prior to the end of the initial thirty (30) day period, and the Named Appeals Fiduciary shall have an additional thirty (30) day period to make its determination.  The determination so rendered shall be binding upon all parties as long as it is made in good faith.  If the determination is adverse to the claimant, the notice shall provide (i) the reason or reasons for denial, (ii) make specific reference to the Plan provisions on which the determination was based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to a the claimant’s claim for benefits, and (iv) state that the claimant has the right to bring an action under section 502(a) of ERISA.

Section 10.04       Appointment of the Named Appeals Fiduciary.  The Named Appeals Fiduciary shall be the person or persons named as such by the Board or Committee, or, if no such person or persons be named, then the person or persons named by the Plan Administrator as the Named Appeals Fiduciary, provided however, that effective on the date of a Change in Control, the Plan Administrator shall also serve as the Named Appeals Fiduciary.  For periods before the date of a Change in Control, Named Appeals Fiduciaries may at any time be removed by the Board or Committee, and any Named Appeals Fiduciary named by the Plan Administrator may be removed by the Plan Administrator.  All such removals may be with or without cause and shall be effective on the date stated in the notice of removal.  The Named Appeals Fiduciary shall be a “Named Fiduciary” within the meaning of ERISA, and unless appointed to other fiduciary responsibilities, shall have no authority, responsibility, or liability with respect to any matter other than the proper discharge of the functions of the Named Appeals Fiduciary as set forth herein.

Section 10.05       Arbitration; Expenses.  In the event of any dispute under the provisions of this Plan, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall have the dispute, controversy or claim settled by arbitration in New York, New York (or such other location as may be mutually agreed upon by the Employer and the Participant) in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and the Participant, respectively, and the third of whom shall be selected by the other two arbitrators.  Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction.  This arbitration provision shall be specifically enforceable.  The arbitrators shall have no authority to modify any provision of this Plan or to award a remedy for a dispute involving this Plan other than a benefit specifically provided under or by virtue of the Plan.  If the Participant substantially prevails on any material issue, which is the subject of such arbitration or lawsuit, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including the Company’s and Participant’s reasonable attorneys’ fees and expenses).  Otherwise, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association.

ARTICLE XI

MISCELLANEOUS

Section 11.01       Nonalienation of Benefits.  None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor of any Participant, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment (if permitted under applicable law), trustee’s process, or any other legal or equitable process available to any creditor of such Participant.  No Participant shall have the right to alienate, anticipate, commute, plead, encumber or assign any of the benefits or payments that he may expect to receive, continently or otherwise, under this Plan, except for the designation of a beneficiary as set forth in Section 5.01.

Section 11.02       Notices.  All notices and other communications required hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service.  In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to the Plan Administrator.

Section 11.03       Successors.  Any Successor shall assume the obligations under this Plan and expressly agree to perform the obligations under this Plan.

Section 11.04       Other Payments.  Except as otherwise provided in this Plan, no Participant shall be entitled to any cash payments or other severance benefits under any of the Company’s then current severance pay policies for a termination that is covered by this Plan for the Participant, including, without limitation, the Executive Severance Plan.

Section 11.05       No Mitigation.  Except as otherwise provided in Section 4.01(d) and Section 4.04, Participants shall not be required to mitigate the amount of any Severance Benefit provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any Severance Benefit provided for herein be reduced by any compensation earned by other employment or otherwise, except if the Participant is re-employed by Company, in which case Severance Benefits shall cease.

Section 11.06       No Contract of Employment.  Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee or any person whosoever, the right to be retained in the service of the Company, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

Section 11.07       Severability of Provisions.  If any provision of this Plan shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

Section 11.08       Heirs, Assigns, and Personal Representatives.  This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future.

Section 11.09       Headings and Captions.  The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

Section 11.10       Gender and Number.  Where the context admits: words in any gender shall include any other gender, and, except where otherwise clearly indicated by context, the singular shall include the plural, and vice-versa.

Section 11.11       Unfunded Plan  The Plan shall not be funded.  No Participant shall have any right to, or interest in, any assets of the Company that may be applied by the Company to the payment of Severance Benefits.

Section 11.12       Compliance with Code Section 409A.  The terms of this Plan are intended to, and shall be interpreted and applied so as to, comply in all respects with the provisions of Code Section 409A and regulations and rulings thereunder.  Any provision of this Plan governing the timing or form of payment of benefits hereunder may be modified by the Plan Administrator if and to the extent required in order to ensure such compliance (by way of example and not limitation, to delay commencement of any benefits payable hereunder that are subject to Code Section 409A until at least six months following a Participant’s termination of employment).  Nothing in this provision shall be construed as an admission that any of the benefits payable hereunder constitute “deferred compensation” subject to the provisions of Code Section 409A.

Section 11.13       Payments to Incompetent Persons.  Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Committee and all other parties with respect thereto.

Section 11.14       Lost Payees.  A benefit shall be deemed forfeited if the Committee is unable to locate a Participant to whom a Severance Benefit is due.  Such Severance Benefit shall be reinstated if application is made by the Participant for the forfeited Severance Benefit while this Plan is in operation.

Section 11.15       Controlling Law.  This Plan shall be construed and enforced according to the laws of the State of New York to the extent not superseded by Federal law.

SCHEDULE A

SEVERANCE BENEFITS

SALARY REPLACEMENT AND ANNUAL BONUS

Officers	2.99 times annual base salary and annual bonus
Segment Presidents	2 times annual base salary and annual bonus
Corporate Vice Presidents	1.5 times annual base salary and annual bonus

A-1